Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-1

(Form Type)

SURF AIR MOBILITY INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)		Proposed Maximum Offering Price Per Unit(4)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	25,000,000	(1)	$1.54	(2)	$38,500,000	0.0001102	$4,242.70

Fees Previously Paid	—	—	—	—		—		—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—		—
	Total Offering Amounts									$4,242.70
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$4,242.70

(1)	Includes (i) 1,000,000 shares of common stock of Surf Air Mobility Inc. (“SAM”), par value $0.0001 per share (“SAM common stock”), that were issued to GEM in connection with the GEM Purchase; (ii) 1,300,000 shares of SAM common stock issued in connection with the Initial GEM Issuance; (iii) 4,000,000 shares of SAM common stock to be issued in satisfaction of the GEM Commitment Fee and (iv) 18,700,000 shares of SAM common stock to be issued in connection with the Share Subscription Facility.

(2)	Pursuant to Rules 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is $1.54 based upon the average of the high and low prices of SAM common stock on September 12, 2023.